Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 28, 2013, except for Note 21, as to which the date is July 17, 2013, with respect to the audited consolidated financial statements included in this Current Report of Gulfport Energy Corporation on Form 8-K dated July 17, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of Gulfport Energy Corporation on Forms S-8 (File No. 333-135728, File No. 333-129178 and File No. 333-55738) on Form S-3 (File No. 333-168180) and on Form S-3ASR (File No. 333-175435).

/s/ GRANT THORNTON LLP

Oklahoma City, OK
July 17, 2013